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                                   Exhibit 23

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-120089 on Form S-8 of our report dated, May 25, 2005, relating to the statements of net assets available for benefits of the West Bancorporation, Inc. Employee Savings and Stock Ownership Plan, as of December 31, 2004 and 2003 and the related statement of changes in net assets available for benefits for the year ended December 31, 2004, which report appears in the fiscal year December 31, 2004 Annual Report on Form 11-K of the West Bancorporation, Inc. Employee Savings and Stock Ownership Plan.

                                          /s/ McGladrey & Pullen, LLP

Des Moines, Iowa
June 28, 2005